Calculation of Filing Fees Table

SC TO-I/A

(Form Type)

BNY Mellon Alcentra Global Multi-Strategy Credit Fund, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$0	-	$0
Fees Previously Paid	$4,516,194.32(a)	.00011020%	$497.68(b)
Total Transaction Valuation	$4,516,194.32(a)
Total Fees Due for Filing
Total Fees Previously Paid			$497.68(c)
Total Fee Offsets			$0
Net Fee Due			$0

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(a)       Estimated for purposes of calculating the amount of the filing fee only. The amount is based upon the offer to purchase up to 54,164 shares of common stock (2.5% of the shares of common stock outstanding as of September 30, 2022, rounded to the nearest whole share) based upon a price of $83.38 (the net asset value per share as of June 30, 2022).

(b)       Calculated at 0.00011020% of the Transaction Valuation.

(c)       The fee of $497.68 was paid by the Fund in connection with the filing of its Schedule TO-I on October 14, 2022. This is the final amendment to the Schedule TO and is being filed to report the results of the offer.